FOR IMMEDIATE RELEASE	CONTACT:	Thomas Plotts
December2, 2010		CFO
212-716-1977 ext 222

Atrinsic, Inc. Announces 1-for-4 Reverse Stock Split

NEW YORK–(December 2, 2010) –Atrinsic, Inc. (NASDAQ: ATRN), a marketer of direct to consumer subscription products and an Internet search-marketing agency, announced todaythat it will effect a 1-for-4 reverse stock split of its common stock, effective at the end of business today. Trading of Atrinsic’s common stock on the NasdaqGlobal Market on a split-adjusted basis will begin at the open of trading on December3, 2010.

On December 1, 2010, Atrinsic’s stockholders approved an amendment to its RestatedCertificate of Incorporation, as amended,to implement a reverse stock split of shares of its common stock issued and outstanding at a ratio to be established by Atrinsic's Board of Directors in its discretion of between 1-for-1.5 and 1-for-4. The Board of Directors approved a 1-for-4 split.

The reverse stock split is intended to enable the per share trading price of Atrinsic’s common stock to satisfy the minimum bid price requirement for continued listing set forth in NASDAQ Marketplace Rule 5550(a)(2). As previously announced, Atrinsic has until December 20, 2010 to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of Atrinsic’s common stock must meet or exceed $1.00 for at least ten consecutive trading days prior to December 20, 2010.

As a result of the reverse stock split, every four shares of Atrinsic will be combined into one share of common stock. Immediately after the December 2, 2010 effective date, Atrinsic will have 6,269,328 shares issued and outstanding (excluding treasury stock).

Fractional shares resulting from the reverse stock split will be canceled and the stockholders otherwise entitled to fractional shares will receive a cash payment in an amount equal to the product obtained by multiplying (i) the closing sale price of our common stock on December 2, 2010, which was $0.42 by (ii) the number of shares of our common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

Atrinsic’s shares will continue to trade on the NasdaqGlobal Market under the symbol "ATRN" with the letter "D" appended to the trading symbol until January 3, 2011 to indicate that the reverse stock split has occurred.

Letters of transmittal are expected to be sent to stockholders of record shortly after the effective date of the reverse stock split. Additional information about the reverse stock split is contained in Atrinsic’s proxy statement for the Annual Meeting of Stockholders held on December 1, 2010, which was filed with the SEC on October 25, 2010.

About Atrinsic and Kazaa

Atrinsic, Inc. is a marketer of direct-to-consumer subscription products and an Internet search-marketing agency. Atrinsic sells entertainment and lifestyle subscription products directly to consumers, which are marketed through the Internet. Atrinsic also sells Internet marketing services to its corporate and advertising clients. Atrinsic has developed its marketing media network, consisting of web sites, proprietary content and licensed media, to attract consumers, corporate partners and advertisers.  Atrinsic believes its marketing media network and proprietary technology allows it to cost-effectively acquire consumers for its products and for its corporate partners and advertisers.

Kazaa is a subscription-based digital music service that gives users unlimited access to hundreds of thousands of CD-quality tracks. For a monthly fee users can download unlimited music files and play those files on up to three separate computers and download unlimited ringtones to a mobile phone. Unlike other music services that charge you every time a song is downloaded, Kazaa allows users to listen to and explore as much music as they want for one monthly fee, without having to pay for every track or album. Consumers are billed for this service on a monthly recurring basis through a credit card, landline, or mobile device. Royalties are paid to the rights’ holders for licenses to the music utilized by this digital service.  Atrinsic and Brilliant Digital, Inc. jointly offer the Kazaa digital music service pursuant to a Marketing Services Agreement and a Master Services Agreement between the two companies.

Atrinsic, Inc.
Thomas Plotts, 212-716-1977 ext 222
CFO

Investor contact
John Baldissera
BPC Financial Marketing
800-368-1217

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